                                  SANDS POINT
                                8330 N. 19TH AVE
                                PHOENIX, ARIZONA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 6, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  SANDS POINT
     8330 N. 19TH AVE
     PHOENIX, MARICOPA COUNTY, ARIZONA

In accordance with your authorization, we have completed the appraisal of the above referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 431 units with a total of 339,224 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 11.7 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 76% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SANDS POINT, PHOENIX, ARIZONA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 6, 2003 is:

                               ($14,600,000)

                           Respectfully submitted,
                           AMERICAN APPRAISAL ASSOCIATES, INC.

                           /s/ Douglas Needham
July 14, 2003              Douglas Needham, MAI
#053272                    Managing Principal, Real Estate Group
                           Arizona State Certified General Real Estate Appraiser
                             #30943

Report By:
Ryan M. Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SANDS POINT, PHOENIX, ARIZONA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                       APPRAISAL DATA

Executive Summary...........................................   4
Introduction................................................   9
Area Analysis...............................................  11
Market Analysis.............................................  14
Site Analysis...............................................  16
Improvement Analysis........................................  16
Highest and Best Use........................................  17

                         VALUATION

Valuation Procedure.........................................  18
Sales Comparison Approach...................................  20
Income Capitalization Approach..............................  26
Reconciliation and Conclusion...............................  39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SANDS POINT, PHOENIX, ARIZONA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Sands Point
LOCATION:                        8330 N. 19th Ave
                                 Phoenix, Arizona

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 6, 2003
DATE OF REPORT:                  July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

 Size:                           11.7 acres, or 509,652 square feet
 Assessor Parcel No.:            167-27-001-W
 Floodplain:                     Community Panel No. 04013C1665H (July 19, 2001)
                                 Flood Zone X, an area outside the floodplain.
 Zoning:                         RS (Multiple Family Residential)

BUILDING:

 No. of Units:                   431 Units
 Total NRA:                      339,224 Square Feet
 Average Unit Size:              787 Square Feet
 Apartment Density:              36.8 units per acre
 Year Built:                     1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                          Square          ------------------      Monthly           Annual
 Unit Type                 Feet            Per Unit    Per SF     Income            Income
 ---------                ------           --------    ------     --------          ------
1B/1BA                       597           $    500    $ 0.84     $48,000         $  576,000
1Br/1.3 Ba                   678           $    510    $ 0.75     $ 36,210        $  434,520
1Br/1Ba                      732           $    539    $ 0.74     $ 25,333        $  303,996
1 Br/1 Ba                    782           $    555    $ 0.71     $ 27,195        $  326,340
2Br/1Ba                      863           $    650    $ 0.75     $ 31,200        $  374,400
2Br/2 Ba                     951           $    660    $ 0.69     $ 23,760        $  285,120
2Br/2Ba                      999           $    660    $ 0.66     $ 31,680        $  380,160
2Br/2Ba                    1,040           $    670    $ 0.64     $ 24,120        $  289,440
                                                                  --------        ----------
                                                       Total      $247,498        $2,969,976
                                                                  ========        ==========

OCCUPANCY:                       76%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SANDS POINT, PHOENIX, ARIZONA

ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   15 Years
REMAINING ECONOMIC LIFE:         30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

     [PICTURE]                                   [PICTURE]

EXTERIOR - ENTRANCE           EXTERIOR - LANDSCAPE/PARKING LOT/BUILDINGS LOGO]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SANDS POINT, PHOENIX, ARIZONA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SANDS POINT, PHOENIX, ARIZONA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                       Amount                   $/Unit
---------------------                                       ------                   -------
Potential Rental Income                                   $ 2,969,976                $ 6,891
Effective Gross Income                                    $ 2,750,755                $ 6,382
Operating Expenses                                        $ 1,306,410                $ 3,031            47.5% of EGI
Net Operating Income:                                     $ 1,336,595                $ 3,101

Capitalization Rate                                       9.00%
DIRECT CAPITALIZATION VALUE                               $14,500,000 *              $33,643 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                            10 years
2002 Economic Vacancy                                     18%
Stabilized Vacancy & Collection Loss:                     15%
Lease-up / Stabilization Period                           12 months
Terminal Capitalization Rate                              9.50%
Discount Rate                                             12.00%
Selling Costs                                             2.00%
Growth Rates:
    Income                                                3.00%
    Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                                $14,500,000 *              $33,643 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                    $14,500,000                $33,643 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
    Range of Sales $/Unit (Unadjusted)                    $    29,885 to $71,898
    Range of Sales $/Unit (Adjusted)                      $    32,354 to $35,862
VALUE INDICATION - PRICE PER UNIT                         $14,700,000 *              $34,107 / UNIT

EGIM ANALYSIS
    Range of EGIMs from Improved Sales                    6.73 to 7.47
    Selected EGIM for Subject                             5.50
    Subject's Projected EGI                               $ 2,750,755
EGIM ANALYSIS CONCLUSION                                  $14,700,000 *              $34,107 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                          $14,700,000 *              $34,107 / UNIT

RECONCILED SALES COMPARISON VALUE                         $14,700,000                $34,107 / UNIT

---------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SANDS POINT, PHOENIX, ARIZONA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                                        $14,700,000
    NOI Per Unit                                          $14,700,000
    EGIM Multiplier                                       $14,700,000
INDICATED VALUE BY SALES COMPARISON                       $14,700,000                $34,107 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:                         $14,500,000
    Discounted Cash Flow Method:                          $14,500,000
INDICATED VALUE BY THE INCOME APPROACH                    $14,500,000                $33,643 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $14,600,000                $33,875 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
SANDS POINT, PHOENIX, ARIZONA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 8330 N. 19th Ave, Phoenix, Maricopa County, Arizona. Phoenix identifies it as 167-27-001-W.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan M. Tanaka on May 6, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Ryan M. Tanaka performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Ryan M. Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 6, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SANDS POINT, PHOENIX, ARIZONA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:                      6 to 12 months
    EXPOSURE PERIOD:                       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SANDS POINT, PHOENIX, ARIZONA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Phoenix, Arizona. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - N. 15th Ave
West   - N. 23rd Ave
South  - W. Northern Ave
North  - W Butler Dr

MAJOR EMPLOYERS

Major employers in the subject's area include Wells Fargo, Intel, State of Arizona, Wal-Mart Stores Inc, Motorola Inc, Bank One Corp, Walgreen Co, Target Corp, American Express Co, and Honeywell International Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SANDS POINT, PHOENIX, ARIZONA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                   ---------------------------------------------
    CATEGORY                       1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS        MSA
    --------                       ------------     ------------    ------------        ---
POPULATION TRENDS
Current Population                      18,342           168,088        432,115       3,441,350
5-Year Population                       19,970           180,545        463,921       3,928,765
% Change CY-5Y                             8.9%              7.4%           7.4%           14.2%
Annual Change CY-5Y                        1.8%              1.5%           1.5%            2.8%

HOUSEHOLDS
Current Households                       8,159            65,391        166,073       1,259,651
5-Year Projected Households              8,742            69,009        175,705       1,426,007
% Change CY - 5Y                           7.1%              5.5%           5.8%           13.2%
Annual Change CY-5Y                        1.4%              1.1%           1.2%            2.6%

INCOME TRENDS
Median Household Income            $    33,733          $34,572     $    35,679      $   44,128
Per Capita Income                  $    23,795          $19,891     $    20,283      $   22,676
Average Household Income           $    52,714          $51,091     $    52,765      $   61,951

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                       AREA
                                   ---------------------------------------------
    CATEGORY                       1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS        MSA
    --------                       ------------     ------------    ------------        ---
HOUSING TRENDS
% of Households Renting               55.19%           42.53%          39.68%           27.76%
5-Year Projected % Renting            54.26%           41.47%          38.69%           26.96%

% of Households Owning                31.88%           45.70%          48.75%           60.59%
5-Year Projected % Owning             32.88%           47.01%          50.05%           62.26%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SANDS POINT, PHOENIX, ARIZONA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Elementary School
South - Apartment Complexes
East  - Residential
West  - Apartment Complexes

CONCLUSIONS

The subject is well located within the city of Phoenix. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SANDS POINT, PHOENIX, ARIZONA

                                 MARKET ANALYSIS

The subject property is located in the city of Phoenix in Maricopa County. The overall pace of development in the subject's market is more or less decreasing. There is no new construction coming into the market. The overall economic downturn in the subject's market has limited new construction. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                                 Region           Submarket
------                                 ------           ---------
1997                                    5.8%               N/A
1998                                    6.3%               N/A
1999                                    7.3%               N/A
2000                                    6.9%               N/A
2001                                    8.6%               8.2%
2002                                   10.5%               8.0%
2003                                   11.0%               N/A

Source: Hendricks and Partners

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The submarkets vacancy is lower than the overall region.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period               Region            % Change         Submarket      % Change
------               ------            --------         ---------      ---------
1997                 $  598                -                  N/A             -
1998                 $  626              4.7%                 N/A           N/A
1999                 $  650              3.8%                 N/A           N/A
2000                 $  676              4.0%                 N/A           N/A
2001                 $  686              1.5%           $     854           N/A
2002                 $  691              0.7%           $     863           1.1%
2003                 $  694              0.4%                 N/A           N/A

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SANDS POINT, PHOENIX, ARIZONA

                             COMPETITIVE PROPERTIES

 No.           Property Name          Units             Ocpy.   Year Built         Proximity to subject
 ---           -------------          -----             -----   ----------         --------------------
  R-1        The Greens                112               N/A      1980          0.4 miles away from subject
  R-2        Maya Linda                360                87%     1990          0.7 miles away from subject
  R-3        Hunter's Ridge            428                93%     1986          0.6 miles from subject
  R-4        Rancho Viejo              266                83%     1985          Within 1 mile away
  R-5        The Links                 207                90%     1980          Within 1 mile away
Subject      Sands Point               431                76%     1985

The average rental rates are higher than the overall region due to the location of the property.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SANDS POINT, PHOENIX, ARIZONA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    11.7 acres, or 509,652 square feet
 Shape                        Rectangular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
   Community Panel            04013C1665H, dated July 19, 2001
   Flood Zone                 Zone X
 Zoning                       RS, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                              -------------------------------------   TAX RATE /  PROPERTY
PARCEL NUMBER                   LAND       BUILDING        TOTAL      MILL RATE    TAXES
-------------                   ----       --------        -----      ---------    -----
167-27-001-W                  $1,148,650  $13,726,350   $14,875,000    0.01381    $205,388

IMPROVEMENT ANALYSIS

 Year Built                   1985
 Number of Units              431
 Net Rentable Area            339,224 Square Feet
 Construction:
   Foundation                 Reinforced concrete slab
   Frame                      Heavy or light wood
   Exterior Walls             Stucco wall
   Roof                       Concrete, clay or ceramic tile over a wood truss
                              structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, gym
                              room, barbeque equipment, meeting hall, laundry
                              room, and parking area.
 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SANDS POINT, PHOENIX, ARIZONA

Unit Mix:

                                            Unit Area
 Unit Type            Number of Units       (Sq. Ft.)
 ---------            ---------------       ---------
1B/1BA                      96                  597
1Br/1.3 Ba                  71                  678
1Br/1Ba                     47                  732
1 Br/1 Ba                   49                  782
2Br/1Ba                     48                  863
2Br/2 Ba                    36                  951
2Br/2Ba                     48                  999
2Br/2Ba                     36                1,040

Overall Condition                    Good
Effective Age                        15 years
Economic Life                        45 years
Remaining Economic Life              30 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 431-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SANDS POINT, PHOENIX, ARIZONA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SANDS POINT, PHOENIX, ARIZONA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SANDS POINT, PHOENIX, ARIZONA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SANDS POINT, PHOENIX, ARIZONA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                  COMPARABLE
         DESCRIPTION                       SUBJECT                    I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                   Sands Point                Avalon Hills               Montevida

LOCATION:
  Address                         8330 N. 19th Ave           3535 W.Tierra Buena Ln     7101 N 19th Ave

  City, State                     Phoenix, Arizona           Phoenix, AZ                Phoenix, AZ
  County                          Maricopa                   Maricopa                   Maricopa
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          339,224                    224,376                    225,194
  Year Built                      1985                       1985                       1999
  Number of Units                 431                        348                        276
  Unit Mix:                         Type             Total   Type               Total   Type                Total
                                  1B/1BA               96    1BD                  140   1BD                   156
                                  1Br/1.3 Ba           71    2BD                  208   2BD                    90
                                  1Br/1Ba              47                               3BD                    30
                                  1Br/1Ba              49
                                  2Br/1Ba              48
                                  2Br/2Ba              36
                                  2Br/2Ba              48
                                  2Br/2Ba              36

  Average Unit Size (SF)          787                        702                        816
  Land Area (Acre)                11.7000                    13.5100                    6.5500
  Density (Units/Acre)            36.8                       25.8                       42.1
  Parking Ratio (Spaces/Unit)     N/A                        1.20                       1.81
  Parking Type (Gr., Cov., etc.)  Garage, Open covered       0                          0
CONDITION:                        Good                       Good                       Very Good
APPEAL:                           Good                       Good                       Very Good
AMENITIES:
  Pool/Spa                        Yes/Yes
  Gym Room                        Yes
  Laundry Room                    Yes
  Secured Parking                 No
  Sport Courts                    Yes
  Washer/Dryer Connection         Yes

OCCUPANCY:                        76%                        0%                         0%
TRANSACTION DATA:
  Sale Date                                                  April, 2002                June, 2002
  Sale Price ($)                                             $10,400,000                $19,500,000
  Grantor                                                    Del Cano Canterbury        Montevida(LLC)
                                                             Hills(LP)
  Grantee                                                    Arizona West Tierra (LP)   Montevida Properties Inc.
  Sale Documentation                                         N/A                        N/A
  Verification                                               N/A                        N/A
  Telephone Number

ESTIMATED PRO-FORMA:                                         Total $     $/Unit  $/SF    Total $    $/Unit   $/SF
                                                             ------------------------------------------------------
  Potential Gross Income                                     N/A                        $2,853,168  $10,338 $ 12.67
                                                             ------------------------------------------------------
  Vacancy/Credit Loss                                        N/A                        $  242,519  $   879 $  1.08
                                                             ------------------------------------------------------
  Effective Gross Income                                     N/A                        $2,610,649  $ 9,459 $ 11.59
                                                             ------------------------------------------------------
  Operating Expenses                                         N/A                        $  849,528  $ 3,078 $  3.77
                                                             ------------------------------------------------------
  Net Operating Income                                       $1,040,000  $2,989  $4.26  $1,774,443  $ 6,429 $  7.88
                                                             ------------------------------------------------------
NOTES:                                                       None                       None

  PRICE PER UNIT                                                        $29,885                    $70,652
  PRICE PER SQUARE FOOT                                                 $ 42.56                    $ 86.59
  EXPENSE RATIO                                                             N/A                       32.5%
  EGIM                                                                      N/A                       7.47
  OVERALL CAP RATE                                                        10.00%                      9.10%
  Cap Rate based on Pro Forma or Actual Income?                         ACTUAL                     PRO FORMA

                                          COMPARABLE                COMPARABLE                  COMPARABLE
         DESCRIPTION                        I - 3                     I - 4                       I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Las Brisas                 The Ridge                  Paradise Falls Apt

LOCATION:
  Address                         8011 N 7th St              15202 N 40th St            15611 N 1st St

  City, State                     Phoenix, AZ                Phoenix, AZ                Phoenix, AZ
  County                          Maricopa                   Maricopa                   Maricopa
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          278,272                    278,424                    171,845
  Year Built                      1992                       1986                       1986
  Number of Units                 274                        380                        220
  Unit Mix:                       Type                Total   Type       Total          Type                     Total
                                  1BD                   62   Studio        44           1BD                       108
                                  2BD                  170   1BD          168           2BD                       112
                                  3BD                   42   2BD          168

  Average Unit Size (SF)          1,016                      733                        781
  Land Area (Acre)                16.3900                    13.1100                    7.7600
  Density (Units/Acre)            16.7                       29.0                       28.4
  Parking Ratio (Spaces/Unit)     1.60                       1.40                       1.30
  Parking Type (Gr., Cov., etc.)  0                          0                          0
CONDITION:                        Very Good                  Good                       Excellent
APPEAL:                           Very Good                  Good                       Excellent
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts
  Washer/Dryer Connection
OCCUPANCY:                        0%                         0%                         0%
TRANSACTION DATA:
  Sale Date                       December, 2002             December, 2002             February, 2003
  Sale Price ($)                  $19,700,000                $17,800,000                $9,800,000
  Grantor                         LBA Phoenix (LLC)          Archstone-Smith Operating  SWP Properties I
                                                             Trust
  Grantee                         Olympic Las Brisas (LLC)                              Paradise Falls (LLC)
  Sale Documentation              N/A                        N/A                        N/A
  Verification                    N/A                        N/A                        N/A
  Telephone Number

ESTIMATED PRO-FORMA:                Total $   $/Unit  $/SF     Total $   $/Unit  $/SF    Total $     $/Unit     $/SF
                                  -----------------------------------------------------------------------------------
  Potential Gross Income                 N/A                        N/A                  $1,700,000  $ 7,727   $ 9.89
  Vacancy/Credit Loss                    N/A                        N/A                  $  244,800  $ 1,113   $ 1.42
                                  -----------------------------------------------------------------------------------
  Effective Gross Income                 N/A                        N/A                  $1,455,200  $ 6,615   $ 8.47
                                  -----------------------------------------------------------------------------------
  Operating Expenses                     N/A                        N/A                  $  660,000  $ 3,000   $ 3.84
                                  -----------------------------------------------------------------------------------
  Net Operating Income            $1,418,400 $ 5,177 $5.10   $1,379,500   $3,630 $4.95   $  795,200  $ 3,615   $ 4.63
                                  -----------------------------------------------------------------------------------
NOTES:                                                       None

  PRICE PER UNIT                             $71,898                  $46,842                     $44,545
  PRICE PER SQUARE FOOT                      $ 70.89                  $ 63.93                     $ 57.03
  EXPENSE RATIO                                  N/A                      N/A                        45.4%
  EGIM                                           N/A                      N/A                        6.73
  OVERALL CAP RATE                              7.20%                    7.75%                       8.11%
  Cap Rate based on Pro Forma or
    Actual Income?                         PRO FORMA                 ACTUAL                 PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SANDS POINT, PHOENIX, ARIZONA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,885 to $71,898 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,354 to $35,862 per unit with a mean or average adjusted price of $34,862 per unit. The median adjusted price is $35,326 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $14,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SANDS POINT, PHOENIX, ARIZONA

SALES ADJUSTMENT GRID

                                                                     COMPARABLE               COMPARABLE
             DESCRIPTION                     SUBJECT                   I - 1                     I - 2
---------------------------------------------------------------------------------------------------------------
  Property Name                      Sands Point              avalon Hills             Montevida
  Address                            8330 N.19th Ave          3535 W. Tierra Buena Ln  7101 N 19th Ave
  City                               Phoenix, Arizona         Phoenix, AZ              Phoenix, AZ
  Sale Date                                                   April, 2002              June, 2002
  Sale Price ($)                                              $10,400,000              $19,500,000
  Net Rentable Area (SF)             339,224                  244,376                  225,194
  Number of Units                    431                      348                      276
  Price Per Unit                                              $    29,885              $    70,652
  Year Built                         1985                     1985                     1999
  Land Area (Acre)                   11.7000                  13.5100                  6.5500
VALUE ADJUSTMENTS                          DESCRIPTION           DESCRIPTION     ADJ.     DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate    0%  Fee Simple Estate     0%
  Financing                                                   Cash To Seller       0%  Cash To Seller        0%
  Conditions of Sale                                          Arm's Length         0%  Arm's Length          0%
  Date of Sale (Time)                                         04-2002              0%  June 2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $29,885                  $70,652
  Location                                                    Inferior             5%  Superior            -15%
  Number of Units                    431                      348                  0%  276                  -5%
  Quality / Appeal                   Good                     Inferior             5%  Superior            -20%
  Age / Condition                    1985                     1985 / Good          5%  1999 / Very Good      0%
  Occupancy at Sale                  76%                                           0%                        0%
  Amenities                          Good                     Inferior             5%  Superior             -5%
  Average Unit Size (SF)             787                      702                  0%  816                  -5%
PHYSICAL ADJUSTMENT                                                               20%                      -50%
FINAL ADJUSTED VALUE ($/UNIT)                                       $35,862                     $35,326

                                            COMPARABLE                 COMPARABLE                COMPARABLE
             DESCRIPTION                       I - 3                     I - 4                     I - 5
----------------------------------------------------------------------------------------------------------------
  Property Name                        Las Brisas                   The Ridge                  Paradise Falls Apt
  Address                              8011 N 7th St                15202 N 40th St            15611 N 31st St
  City                                 Phoenix, AZ                  Phoenix, AZ                Phoenix, AZ
  Sale Date                            December, 2002               December, 2002             February, 2003
  Sale Price ($)                       $19,700,000                  $17,800,000                $9,800,000
  Net Rentable Area (SF)               278,272                      278,424                    171,845
  Number of Units                      274                          380                        220
  Price Per Unit                       $    71,898                  $    46,842                $   44,545
  Year Built                           1992                         1986                       1986
  Land Area (Acre)                     16.3900                      13.1100                    7.7600
VALUE ADJUSTMENTS                         DESCRIPTION       ADJ.       DESCRIPTION      ADJ.      DESCRIPTION     ADJ.
  Property Rights Conveyed             Fee Simple Estate     0%     Fee Simple Estate    0%    Fee Simple Estate   0%
  Financing                            Cash To Seller        0%     Cash To Seller       0%    Cash To Seller      0%
  Conditions of Sale                   Arm's Length          0%     Arm's Length         0%    Arm's Length        0%
  Date of Sale (Time)                  12-2002               0%     December 2002        0%    02-2003             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)         $71,898                        $46,842                     $44,545
  Location                             Superior            -15%     Superior           -20%    Superior          -10%
  Number of Units                      274                  -5%     380                  0%    220               -10%
  Quality / Appeal                     Superior            -20%     Comparable           0%    Superior           -5%
  Age / Condition                      1992 / Very Good      0%     1986 / Good          0%    1986 / Excellent    0%
  Occupancy at Sale                                          0%                          0%                       10%
  Amenities                            Superior             -5%     Superior            -5%    Superior           -5%
  Average Unit Size (SF)               1,016               -10%     33                   0%    781                 0%
PHYSICAL ADJUSTMENT                                        -55%                        -25%                      -20%
FINAL ADJUSTED VALUE ($/UNIT)               $32,354                        $35,132                     $35,636

SUMMARY

VALUE RANGE (PER UNIT)               $32,354 TO $35,862
MEAN (PER UNIT)                      $34,862
MEDIAN (PER UNIT)                    $35,326
VALUE CONCLUSION (PER UNIT)          $35,000

VALUE OF IMPROVEMENT & MAIN SITE                               $    15,085,000
   LESS: LEASE-UP COST                                        -$       163,000
   PV OF CONCESSIONS                                          -$       222,000
VALUE INDICATED BY SALES COMPARISON APPROACH                   $    14,700,000
ROUNDED                                                        $    14,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SANDS POINT, PHOENIX, ARIZONA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                    NOI/       SUBJECT NOI
COMPARABLE      NO. OF       ----------                  --------    --------------   ADJUSTMENT     INDICATED
   NO.           UNITS       PRICE/UNIT      OAR         NOI/UNIT    SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
----------      ------       ----------      ---         --------    --------------   ----------     ----------
  I-1             348        $10,400,000    10.00%      $1,040,000   $   1,336,595       1.038        $   31,011
                             $    29,885                $    2,989   $       3,101
  I-2             276        $19,500,000     9.10%      $1,774,443   $   1,336,595       0.482        $   34,080
                             $    70,652                $    6,429   $       3,101
  I-3             274        $19,700,000     7.20%      $1,418,400   $   1,336,595       0.599        $   43,072
                             $    71,898                $    5,177   $       3,101
  I-4             380        $17,800,000     7.75%      $1,379,500   $   1,336,595       0.854        $   40,015
                             $    46,842                $    3,630   $       3,101
  I-5             220        $ 9,800,000     8.11%      $  795,200   $   1,336,595       0.858        $   38,218
                             $    44,545                $    3,615   $       3,101

                                   PRICE/UNIT

  Low            High         Average    Median
$31,011         $43,072      $ 37,279   $ 38,218

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                  $    35,000
                                          -----------
Number of Units                                   431

Value                                     $15,085,000
   Less: Lease-Up Cost                   -$   163,000
   PV of Concessions                     -$   222,000
                                          -----------
Value Based on NOI Analysis               $14,700,000
                           Rounded        $14,700,000

The adjusted sales indicate a range of value between $31,011 and $43,072 per unit, with an average of $37,279 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $14,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SANDS POINT, PHOENIX, ARIZONA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                             SALE PRICE
COMPARABLE      NO. OF       -----------   EFFECTIVE    OPERATING                    SUBJECT
   NO.           UNITS       PRICE/UNIT  GROSS INCOME    EXPENSES     OER         PROJECTED OER      EGIM
   ---          ------       ----------- ------------   ----------    ---         -------------     -----
  I-1             348        $10,400,000          N/A          N/A      N/A                           N/A
                             $    29,885
  I-2             276        $19,500,000 $  2,610,649   $  849,528    32.54%                         7.47
                             $    70,652
  I-3             274        $19,700,000          N/A          N/A      N/A            47.49%         N/A
                             $    71,898
  I-4             380        $17,800,000          N/A          N/A      N/A                           N/A
                             $    46,842
  I-5             220        $ 9,800,000 $  1,455,200   $  660,000    45.35%                         6.73
                             $    44,545

                                      EGIM

Low              High        Average    Median
---              ----        -------    ------
6.73             7.47         7.10       7.10

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                    5.50
                                         ------------
Subject EGI                              $  2,750,755

Value                                    $ 15,129,150
 Less: Lease-Up Cost                    -$    163,000
 PV of Concessions                      -$    222,000
                                         ------------
Value Based on EGIM Analysis             $ 14,744,150

                          Rounded        $ 14,700,000

                Value Per Unit           $     34,107

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.49% before reserves. The comparable sales indicate a range of expense ratios from 32.54% to 45.35%, while their EGIMs range from 6.73 to 7.47. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $14,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,700,000.

Price Per Unit                          $14,700,000
NOI Per Unit                            $14,700,000
EGIM Analysis                           $14,700,000

Sales Comparison Conclusion             $14,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SANDS POINT, PHOENIX, ARIZONA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SANDS POINT, PHOENIX, ARIZONA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                              Average
                       Unit Area        -------------------
  Unit Type            (Sq. Ft.)        Per Unit     Per SF   %Occupied
  --------             ---------        --------     ------   ---------
1B/1BA                    597           $    466     $ 0.78     85.4%
1Br/1.3 Ba                678           $    492     $ 0.73     73.2%
1Br/1Ba                   732           $    515     $ 0.70     48.9%
1 Br/1 Ba                 782           $    554     $ 0.71     91.8%
2Br/1Ba                   863           $    632     $ 0.73     72.9%
2Br/2 Ba                  951           $    633     $ 0.67     66.7%
2Br/2Ba                   999           $    656     $ 0.66     87.5%
2Br/2Ba                  1040           $    626     $ 0.60     69.4%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SANDS POINT, PHOENIX, ARIZONA

                                  RENT ANALYSIS


                                                                               COMPARABLE RENTS
                                                             -----------------------------------------------------
                                                              R-1         R-2         R-3          R-4       R-5
                                                             -----------------------------------------------------
                                                                                    Hunter's   Rancho
                                                           The Greens  Maya Linda    Ridge      Viejo     The Links
                                                           --------------------------------------------------------
                                                                             COMPARISON TO SUBJECT
                                        SUBJECT   SUBJECT  --------------------------------------------------------
                          SUBJECT UNIT  ACTUAL    ASKING    Slightly                            Slightly
       DESCRIPTION            TYPE       RENT      RENT     Superior   Superior     Similar     Inferior  Similar
-------------------------------------------------------------------------------------------------------------------
Monthly Rent              1B/1Ba        $  466    $ 509    $  630      $  445       $  470     $  595     $  493
Unit Area (SF)                             597      597       626         455          465        602        550
Monthly Rent Per Sq. Ft.                $ 0.78    $0.85    $ 1.01      $ 0.98       $ 1.01     $ 0.99     $ 0.90

Monthly Rent              1Br/1.3Ba     $  492    $ 529    $  690      $  495       $  470     $  645     $  554
Unit Area (SF)                             678      678       606         555          555        707        750
Monthly Rent Per Sq. Ft.                $ 0.73    $ 0.78   $ 1.14      $ 0.89       $ 0.85     $ 0.91     $ 0.74

Monthly Rent              1Br/1Ba       $  515    $  539   $  787      $  510       $  535     $  729     $  579
Unit Area (SF)                             732       732      887         579          683        902        800
Monthly Rent Per Sq. Ft.                $ 0.70    $ 0.74   $ 0.89      $ 0.88       $ 0.78     $ 0.81     $ 0.72

Monthly Rent              1Br/1Ba       $  554    $  559               $  645       $  585     $  799     $  636
Unit Area (SF)                             782       782                  779          792        996        950
Monthly Rent Per Sq. Ft.                $ 0.71    $ 0.71               $ 0.83       $ 0.74     $ 0.80     $ 0.67

Monthly Rent              2Br/1Ba       $  632    $  679               $  670                             $  697
Unit Area (SF)                             863       863                  879                              1,100
Monthly Rent Per Sq. Ft.                $ 0.73    $ 0.79               $ 0.76                             $ 0.63

Monthly Rent              2Br/2Ba       $  633    $  719                             $ 687
Unit Area (SF)                             951       951                               911
Monthly Rent Per Sq. Ft.                $ 0.67    $ 0.76                             $0.75

Monthly Rent              2Br/2Ba       $  656    $  719
Unit Area (SF)                             999       999
Monthly Rent Per Sq. Ft.                $ 0.66    $ 0.72

Monthly Rent              2Br/2Ba       $  626    $  729
Unit Area (SF)                           1,040     1,040
Monthly Rent Per Sq. Ft.                $ 0.60    $ 0.70

       DESCRIPTION              MIN     MAX     MEDIAN     AVERAGE
-----------------------------------------------------------------
Monthly Rent                  $  445   $  630   $  493     $  527
Unit Area (SF)                   455      626      550        540
Monthly Rent Per Sq. Ft.      $ 0.90   $ 1.01   $ 0.99     $ 0.98

Monthly Rent                  $  470   $  690   $  554     $  571
Unit Area (SF)                   555      750      606        635
Monthly Rent Per Sq. Ft.      $ 0.74   $ 1.14   $ 0.89     $ 0.91

Monthly Rent                  $  510   $  787   $  579     $  628
Unit Area (SF)                   579      902      800        770
Monthly Rent Per Sq. Ft.      $ 0.72   $ 0.89   $ 0.81     $ 0.82

Monthly Rent                  $  585   $  799   $  641     $  666
Unit Area (SF)                   779      996      871        879
Monthly Rent Per Sq. Ft.      $ 0.67   $ 0.83   $ 0.77     $ 0.76

Monthly Rent                  $  670   $  697   $  684     $  684
Unit Area (SF)                   879    1,100      990        990
Monthly Rent Per Sq. Ft.      $ 0.63   $ 0.76   $ 0.70     $ 0.70

Monthly Rent                  $  687   $  687   $  687     $  687
Unit Area (SF)                   911      911      911        911
Monthly Rent Per Sq. Ft.      $ 0.75   $ 0.75   $ 0.75     $ 0.75

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                             Unit Area   ------------------   Monthly      Annual
 Unit Type  Number of Units  (Sq. Ft.)   Per Unit    Per SF    Income      Income
-----------------------------------------------------------------------------------
1B/1BA            96            597         $500      $0.84   $ 48,000   $  576,000
1Br/1.3 Ba        71            678         $510      $0.75   $ 36,210   $  434,520
1Br/1Ba           47            732         $539      $0.74   $ 25,333   $  303,996
1 Br/1 Ba         49            782         $555      $0.71   $ 27,195   $  326,340
2Br/1Ba           48            863         $650      $0.75   $ 31,200   $  374,400
2Br/2 Ba          36            951         $660      $0.69   $ 23,760   $  285,120
2Br/2Ba           48            999         $660      $0.66   $ 31,680   $  380,160
2Br/2Ba           36          1,040         $670      $0.64   $ 24,120   $  289,440
                                                              --------   ----------
                                                      Total   $247,498   $2,969,976
                                                              --------   ----------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SANDS POINT, PHOENIX, ARIZONA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SANDS POINT, PHOENIX, ARIZONA

SUMMARY OF HISTORICAL INCOME & EXPENSES


                              FISCAL YEAR     2000      FISCAL YEAR     2001      FISCAL YEAR    2002       FISCAL YEAR    2003
                              -----------------------   -----------------------   -----------------------   -----------------------
                                       ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                              -----------------------   -----------------------   -----------------------   -----------------------
       DESCRIPTION               TOTAL      PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
   Rental Income              $3,149,955   $    7,308   $3,190,050   $    7,402   $3,093,658   $    7,178   $3,006,687   $    6,976

   Vacancy                    $  213,760   $      496   $  159,849   $      371   $  415,007   $      963   $  353,500   $      820
   Credit Loss/Concessions    $   92,124   $      214   $  121,974   $      283   $  143,015   $      332   $  128,480   $      298
                              ------------------------------------------------------------------------------------------------------
      Subtotal                $  305,884   $      710   $  281,823   $      654   $  558,022   $    1,295   $  481,980   $    1,118

   Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue        $  170,761   $      396   $  232,163   $      539   $  266,369   $      618   $  210,800   $      489
                              ------------------------------------------------------------------------------------------------------
      Subtotal Other Income   $  170,761   $      396   $  232,163   $      539   $  266,369   $      618   $  210,800   $      489

                              ------------------------------------------------------------------------------------------------------
Effective Gross Income        $3,014,832   $    6,995   $3,140,390   $    7,286   $2,802,005   $    6,501   $2,735,507   $    6,347

Operating Expenses
   Taxes                      $  182,620   $      424   $  180,226   $      418   $  222,938   $      517   $  217,085   $      504
   Insurance                  $   35,456   $       82   $   55,999   $      130   $   60,993   $      142   $   67,845   $      157
   Utilities                  $  255,611   $      593   $  245,006   $      568   $  264,758   $      614   $  235,395   $      546
   Repair & Maintenance       $   77,755   $      180   $   73,733   $      171   $   89,871   $      209   $   51,600   $      120
   Cleaning                   $  116,817   $      271   $  109,169   $      253   $  122,409   $      284   $  104,700   $      243
   Landscaping                $   25,225   $       59   $   27,909   $       65   $   25,100   $       58   $   74,400   $      173
   Security                   $   18,548   $       43   $    4,312   $       10   $    2,135   $        5   $        0   $        0
   Marketing & Leasing        $   39,649   $       92   $   41,055   $       95   $   38,638   $       90   $   42,000   $       97
   General Administrative     $  389,115   $      903   $  361,801   $      839   $  315,019   $      731   $  362,400   $      841
   Management                 $  153,039   $      355   $  166,725   $      387   $  140,190   $      325   $  167,820   $      389
   Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                              ------------------------------------------------------------------------------------------------------
Total Operating Expenses      $1,293,835   $    3,002   $1,265,935   $    2,937   $1,282,051   $    2,975   $1,323,245   $    3,070

   Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                              ------------------------------------------------------------------------------------------------------
Net Income                    $1,720,997   $    3,993   $1,874,455   $    4,349   $1,519,954   $    3,527   $1,412,262   $    3,277

                                 ANNUALIZED     2003
                                -----------------------
                                        PROJECTION                 AAA PROJECTION
                                -----------------------   --------------------------------
       DESCRIPTION                  TOTAL      PER UNIT      TOTAL       PER UNIT      %
------------------------------------------------------------------------------------------
Revenues
   Rental Income                $2,940,412   $    6,822   $2,969,976   $    6,891   100.0%

   Vacancy                      $  679,748   $    1,577   $  356,397   $      827    12.0%
   Credit Loss/Concessions      $  139,392   $      323   $   89,099   $      207     3.0%
                                ----------------------------------------------------------
      Subtotal                  $  819,140   $    1,901   $  445,496   $    1,034    15.0%

   Laundry Income               $        0   $        0   $        0   $        0     0.0%
   Garage Revenue               $        0   $        0   $        0   $        0     0.0%
   Other Misc. Revenue          $  232,468   $      539   $  226,275   $      525     7.6%
                                ---------------------------------------------------------
      Subtotal Other Income     $  232,468   $      539   $  226,275   $      525     7.6%

                                ---------------------------------------------------------
Effective Gross Income          $2,353,740   $    5,461   $2,750,755   $    6,382   100.0%

Operating Expenses
   Taxes                        $  215,792   $      501   $  205,587   $      477     7.5%
   Insurance                    $   54,168   $      126   $   58,185   $      135     2.1%
   Utilities                    $  247,228   $      574   $  247,825   $      575     9.0%
   Repair & Maintenance         $   86,592   $      201   $   86,200   $      200     3.1%
   Cleaning                     $  101,872   $      236   $  103,440   $      240     3.8%
   Landscaping                  $   40,800   $       95   $   43,100   $      100     1.6%
   Security                     $      596   $        1   $    2,155   $        5     0.1%
   Marketing & Leasing          $   77,932   $      181   $   51,720   $      120     1.9%
   General Administrative       $  408,644   $      948   $  370,660   $      860    13.5%
   Management                   $  123,624   $      287   $  137,538   $      319     5.0%
   Miscellaneous                $        0   $        0   $        0   $        0     0.0%

                                ---------------------------------------------------------
Total Operating Expenses        $1,357,248   $    3,149   $1,306,410   $    3,031    47.5%

   Reserves                     $        0   $        0   $  107,750   $      250     8.2%

                                ---------------------------------------------------------
Net Income                      $  996,492   $    2,312   $1,336,595   $    3,101    48.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SANDS POINT, PHOENIX, ARIZONA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                         CAPITALIZATION RATES
            ---------------------------------------------
                  GOING-IN                 TERMINAL
            ---------------------------------------------
             LOW            HIGH       LOW          HIGH
---------------------------------------------------------
RANGE       6.00%          10.00%     7.00%        10.00%
AVERAGE             8.14%                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SANDS POINT, PHOENIX, ARIZONA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE     OCCUP.   PRICE/UNIT   OAR
--------------------------------------------------------
I-1             Apr-02         0%       $29,885   10.00%
I-2           June, 2002       0%       $70,652    9.10%
I-3             Dec-02         0%       $71,898    7.20%
I-4         December, 2002     0%       $46,842    7.75%
I-5             Feb-03         0%       $44,545    8.11%
                                           High   10.00%
                                            Low    7.20%
                                        Average    8.43%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $14,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SANDS POINT, PHOENIX, ARIZONA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
SANDS POINT, PHOENIX, ARIZONA

DISCOUNTED CASH FLOW ANALYSIS

                                   SANDS POINT

           YEAR                         APR-2004       APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
       FISCAL YEAR                           1             2             3             4             5             6
-------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,969,976    $3,059,075    $3,150,848    $3,245,373    $3,342,734    $3,443,016

   Vacancy                              $  548,143    $  367,089    $  378,102    $  389,445    $  401,128    $  413,162
   Credit Loss                          $   89,099    $   91,772    $   94,525    $   97,361    $  100,282    $  103,290
   Concessions                          $  248,256    $        0    $        0    $        0    $        0    $        0
                                        ---------------------------------------------------------------------------------
         Subtotal                       $  885,498    $  458,861    $  472,627    $  486,806    $  501,410    $  516,452

   Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  226,275    $  233,063    $  240,055    $  247,257    $  254,675    $  262,315
                                        ---------------------------------------------------------------------------------
            Subtotal Other Income       $  226,275    $  233,063    $  240,055    $  247,257    $  254,675    $  262,315

                                        ---------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,310,753    $2,833,277    $2,918,276    $3,005,824    $3,095,999    $3,188,878

OPERATING EXPENSES:
   Taxes                                $  205,587    $  211,755    $  218,107    $  224,650    $  231,390    $  238,332
   Insurance                            $   58,185    $   59,931    $   61,728    $   63,580    $   65,488    $   67,452
   Utilities                            $  247,825    $  255,260    $  262,918    $  270,805    $  278,929    $  287,297
   Repair & Maintenance                 $   86,200    $   88,786    $   91,450    $   94,193    $   97,019    $   99,929
   Cleaning                             $  103,440    $  106,543    $  109,739    $  113,032    $  116,423    $  119,915
   Landscaping                          $   43,100    $   44,393    $   45,725    $   47,097    $   48,509    $   49,965
   Security                             $    2,155    $    2,220    $    2,286    $    2,355    $    2,425    $    2,498
   Marketing & Leasing                  $   51,720    $   53,272    $   54,870    $   56,516    $   58,211    $   59,958
   General Administrative               $  370,660    $  381,780    $  393,233    $  405,030    $  417,181    $  429,697
   Management                           $  115,538    $  141,664    $  145,914    $  150,291    $  154,800    $  159,444
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                        ---------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,284,410    $1,345,602    $1,385,970    $1,427,549    $1,470,376    $1,514,487

   Reserves                             $  107,750    $  110,983    $  114,312    $  117,741    $  121,274    $  124,912

                                        ---------------------------------------------------------------------------------
NET OPERATING INCOME                    $  918,593    $1,376,693    $1,417,993    $1,460,533    $1,504,349    $1,549,480

   Operating Expense Ratio (% of EGI)         55.6%         47.5%         47.5%         47.5%         47.5%         47.5%
   Operating Expense Per Unit           $    2,980    $    3,122    $    3,216    $    3,312    $    3,412    $    3,514

           YEAR                          APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
       FISCAL YEAR                           7             8             9            10            11
-----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $3,546,307    $3,652,696    $3,762,277    $3,875,145    $3,991,399

   Vacancy                              $  425,557    $  438,324    $  451,473    $  465,017    $  478,968
   Credit Loss                          $  106,389    $  109,581    $  112,868    $  116,254    $  119,742
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
      Subtotal                          $  531,946    $  547,904    $  564,342    $  581,272    $  598,710

   Laundry Income                       $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  270,184    $  278,290    $  286,638    $  295,238    $  304,095
                                        ------------------------------------------------------------------
            Subtotal Other Income       $  270,184    $  278,290    $  286,638    $  295,238    $  304,095

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $3,284,545    $3,383,081    $3,484,574    $3,589,111    $3,696,784

OPERATING EXPENSES:
   Taxes                                $  245,482    $  252,846    $  260,431    $  268,244    $  276,292
   Insurance                            $   69,476    $   71,560    $   73,707    $   75,918    $   78,196
   Utilities                            $  295,916    $  304,793    $  313,937    $  323,355    $  333,056
   Repair & Maintenance                 $  102,927    $  106,015    $  109,196    $  112,471    $  115,846
   Cleaning                             $  123,513    $  127,218    $  131,035    $  134,966    $  139,015
   Landscaping                          $   51,464    $   53,008    $   54,598    $   56,236    $   57,923
   Security                             $    2,573    $    2,650    $    2,730    $    2,812    $    2,896
   Marketing & Leasing                  $   61,756    $   63,609    $   65,517    $   67,483    $   69,507
   General Administrative               $  442,587    $  455,865    $  469,541    $  483,627    $  498,136
   Management                           $  164,227    $  169,154    $  174,229    $  179,456    $  184,839
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,559,922    $1,606,719    $1,654,921    $1,704,568    $1,755,705

   Reserves                             $  128,659    $  132,519    $  136,494    $  140,589    $  144,807

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $1,595,964    $1,643,843    $1,693,158    $1,743,953    $1,796,272

   Operating Expense Ratio (% of EGI)         47.5%         47.5%         47.5%         47.5%         47.5%
   Operating Expense Per Unit           $    3,619    $    3,728    $    3,840    $    3,955    $    4,074

Estimated Stabilized NOI   $1,336,595    Sales Expense Rate       2.00%
Months to Stabilized               12    Discount Rate           12.00%
Stabilized Occupancy             88.0%   Terminal Cap Rate        9.50%

Gross Residual Sale Price   $18,908,124   Deferred Maintenance       $         0
  Less: Sales Expense       $   378,162   Add: Excess Land           $         0
                            -----------   Other Adjustments          $         0
Net Residual Sale Price     $18,529,961                              -----------
PV of Reversion             $ 5,966,152   Value Indicated By "DCF"   $14,534,248
Add: NPV of NOI             $ 8,568,097                    Rounded   $14,500,000
                            -----------
PV Total                    $14,534,248

                          "DCF" VALUE SENSITIVITY TABLE

                                                              DISCOUNT RATE
                                   -------------------------------------------------------------------
   TOTAL VALUE                        11.50%        11.75%        12.00%        12.25%        12.50%
------------------------------------------------------------------------------------------------------
                         9.00%     $15,362,484   $15,111,375   $14,865,701   $14,625,325   $14,390,115
                         9.25%     $15,184,490   $14,937,324   $14,695,495   $14,458,872   $14,227,325
TERMINAL CAP RATE        9.50%     $15,015,864   $14,772,432   $14,534,248   $14,301,180   $14,073,102
                         9.75%     $14,855,886   $14,615,997   $14,381,270   $14,151,575   $13,926,789
                        10.00%     $14,703,906   $14,467,384   $14,235,941   $14,009,451   $13,787,791

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
SANDS POINT, PHOENIX, ARIZONA

INCOME LOSS DURING LEASE-UP

The subject is currently 76% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $163,000 as shown in the following table.

           DESCRIPTION                      YEAR 1
----------------------------------------------------
"As Is" Net Operating Income              $  918,593
Stabilized Net Operating Income           $1,100,752
                                          ----------
Difference                                $  182,158

PV of Income Loss During Lease-Up         $  162,642
                                          ----------
                             Rounded      $  163,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $222,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
SANDS POINT, PHOENIX, ARIZONA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
SANDS POINT, PHOENIX, ARIZONA

                                   SANDS POINT

                                                    TOTAL      PER SQ. FT.    PER UNIT    %OF EGI
-------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                     $  2,969,976     $ 8.76      $   6,891

  Less: Vacancy & Collection Loss      15.00%   $    445,496     $ 1.31      $   1,034

  Plus: Other Income
    Laundry Income                              $          0     $ 0.00      $       0     0.00%
    Garage Revenue                              $          0     $ 0.00      $       0     0.00%
    Other Misc. Revenue                         $    226,275     $ 0.67      $     525     8.23%
                                                -----------------------------------------------
      Subtotal Other Income                     $    226,275     $ 0.67      $     525     8.23%

EFFECTIVE GROSS INCOME                          $  2,750,755     $ 8.11      $   6,382

OPERATING EXPENSES:
  Taxes                                         $    205,587     $ 0.61      $     477     7.47%
  Insurance                                     $     58,185     $ 0.17      $     135     2.12%
  Utilities                                     $    247,825     $ 0.73      $     575     9.01%
  Repair & Maintenance                          $     86,200     $ 0.25      $     200     3.13%
  Cleaning                                      $    103,440     $ 0.30      $     240     3.76%
  Landscaping                                   $     43,100     $ 0.13      $     100     1.57%
  Security                                      $      2,155     $ 0.01      $       5     0.08%
  Marketing & Leasing                           $     51,720     $ 0.15      $     120     1.88%
  General Administrative                        $    370,660     $ 1.09      $     860    13.47%
  Management                            5.00%   $    137,538     $ 0.41      $     319     5.00%
  Miscellaneous                                 $          0     $ 0.00      $       0     0.00%

TOTAL OPERATING EXPENSES                        $  1,306,410     $ 3.85      $   3,031    47.49%

  Reserves                                      $    107,750     $ 0.32      $     250     3.92%

                                                -----------------------------------------------
NET OPERATING INCOME                            $  1,336,595     $ 3.94      $   3,101    48.59%

  "GOING IN" CAPITALIZATION RATE                        9.00%

  VALUE INDICATION                              $ 14,851,054     $43.78      $  34,457

  LESS: LEASE-UP COST                          ($    163,000)
  PV OF CONCESSIONS                            ($    222,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)            $ 14,466,054

                             ROUNDED            $ 14,500,000     $42.74      $  33,643

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 38
SANDS POINT, PHOENIX, ARIZONA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
  8.25%           $15,816,150      $15,800,000       $36,659        $46.58
  8.50%           $15,339,646      $15,300,000       $35,499        $45.10
  8.75%           $14,890,370      $14,900,000       $34,571        $43.92
  9.00%           $14,466,054      $14,500,000       $33,643        $42.74
  9.25%           $14,064,674      $14,100,000       $32,715        $41.57
  9.50%           $13,684,420      $13,700,000       $31,787        $40.39
  9.75%           $13,323,665      $13,300,000       $30,858        $39.21

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis             $14,500,000
Direct Capitalization Method              $14,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 39
SANDS POINT, PHOENIX, ARIZONA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach            $14,700,000
Income Approach                      $14,500,000
Reconciled Value                     $14,600,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 6, 2003 the market value of the fee simple estate in the property is:

                                   $14,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SANDS POINT, PHOENIX, ARIZONA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDS POINT, PHOENIX, ARIZONA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDS POINT, PHOENIX, ARIZONA

                              SUBJECT PHOTOGRAPHS

                [PICTURE]                             [PICTURE]

          EXTERIOR - ENTRANCE         EXTERIOR - LANDSCAPE/PARKING LOT/BUILDINGS

                [PICTURE]                             [PICTURE]

           INTERIOR - KITCHEN                     INTERIOR - BEDROOM

                [PICTURE]                             [PICTURE]

           INTERIOR - BALCONY                     INTERIOR - LIVING ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDS POINT, PHOENIX, ARIZONA

                              SUBJECT PHOTOGRAPHS

                [PICTURE]                             [PICTURE]

             LEASING OFFICE                         EXTERIOR - POOL

                [PICTURE]                             [PICTURE]

          EXTERIOR - PARKING LOT                  INTERIOR - HALLWAY

                [PICTURE]                             [PICTURE]

         EXTERIOR-TENNIS COURTS                 INTERIOR - WASHER/DRYER

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDS POINT, PHOENIX, ARIZONA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDS POINT, PHOENIX, ARIZONA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1                 COMPARABLE I-2               COMPARABLE I-3
      AVALON HILLS                     MONTEVIDA                   LAS BRISAS
3535 W. Tierra Buena Ln             7101 N 19th Ave               8011 N 7th St
      Phoenix, AZ                     Phoenix, AZ                  Phoenix, AZ

       [PICTURE]                       [PICTURE]                    [PICTURE]

    COMPARABLE I-4                   COMPARABLE I-5
       THE RIDGE                   PARADISE FALLS APT
    15202 N 40th St                 15611 N 31st St
     Phoenix, AZ                        Phoenix

       [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDS POINT, PHOENIX, ARIZONA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
          DESCRIPTION                                   SUBJECT                                           R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Sands Point                                       The Greens
  Management Company              Aimco
LOCATION:
  Address                         8330 N. 19th Ave                                  8445 N. 23rd Ave
  City, State                     Phoenix, Arizona                                  Phoenix, AZ
  County                          Maricopa                                          Maricopa
  Proximity to Subject                                                              0.4 miles away from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          339,224                                           79,904
  Year Built                      1985                                              1980
  Effective Age                   15                                                10
  Building Structure Type         Brick & wood siding walls; tile roof              Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                              Open, Covered
  Number of Units                 431                                               112
  Unit Mix:                          Type                 Unit   Qty.  Mo. Rent         Type                 Unit  Qty.      Mo.
                                  1 1B/1BA                 597    96     $466       1 1BD/1BA                626    40      $630
                                  2 1Br/1.3 Ba             678    71     $492       2 1BD/1BA                606    32      $690
                                  3 1Br/1Ba                732    47     $515       3 2BD/1.5 BA             861    16      $715
                                  4 1 Br/1 Ba              782    49     $554       3 2BD/2BA                904    24      $835
                                  5 2Br/1Ba                863    48     $632
                                  6 2Br/2 Ba               951    36     $633
                                  7 2Br/2Ba                999    48     $656
                                  8 2Br/2Ba              1,040    36     $626
  Average Unit Size (SF)          787                                               713
  Unit Breakdown:                   Efficiency        0%      2-Bedroom     39%       Efficiency         0%     2-Bedroom    36%
                                    1-Bedroom        61%      3-Bedroom      0%       1-Bedroom         64%     3-Bedroom
CONDITION:                        Good                                              Good
APPEAL:                           Good                                              Good
AMENITIES:
  Unit Amenities                          Attach. Garage           Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                   X      Balcony            X     W/D Connect.      X      Balcony           X     W/D Connect.
                                          Fireplace                                         Fireplace
                                   X      Cable TV Ready                                    Cable TV Ready
  Project Amenities                X      Swimming Pool                              X      Swimming Pool
                                   X      Spa/Jacuzzi              Car Wash          X      Spa/Jacuzzi             Car Wash
                                          Basketball Court   X     BBQ Equipment            Basketball Court        BBQ Equipment
                                          Volleyball Court         Theater Room             Volleyball Court        Theater Room
                                   X      Sand Volley Ball   X     Meeting Hall             Sand Volley Ball  X     Meeting Hall
                                   X      Tennis Court             Secured Parking   X      Tennis Court            Secured Parking
                                          Racquet Ball       X     Laundry Room             Racquet Ball            Laundry Room
                                          Jogging Track            Business Office          Jogging Track           Business Office
                                   X      Gym Room                                   X      Gym Room
OCCUPANCY:                        76%                                               N/A
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                    6-12 month lease
  Concessions                     1 - 1 1/2 Months Free                             1.5 free rent
  Pet Deposit                                                                       No Pets
  Utilities Paid by Tenant:        X      Electric           X    Natural Gas        X      Electric                Natural Gas
                                   X      Water                   Trash                     Water                   Trash
  Confirmation                    Property Manager
  Telephone Number                602-494-0391                                      602-996-2750
NOTES:                                                                              None
  COMPARISON TO SUBJECT:                                                            Slightly Superior


                                                     COMPARABLE                                      COMPARABLE
            DESCRIPTION                                 R - 2                                           R - 3
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Maya Linda                                       Hunter's Ridge
  Management Company
LOCATION:
  Address                          8222 N. 19th Ave                                 8902 N. 19th Ave
  City, State                      Phoenix, AZ                                      Phoenix, AZ
  County                           Maricopa                                         Maricopa
  Proximity to Subject             0.7 miles away from subject                      0.6 miles from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           603,480                                          289,924
  Year Built                       1990                                             1986
  Effective Age                    20                                               15
  Building Structure Type          Brick & wood siding walls; tile roof             Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)   Open, Covered                                    Open, Covered
  Number of Units                  360                                              428
  Unit Mix:                            Type                 Unit   Qty.     Mo.         Type                 Unit  Qty.   Mo.
                                   1 Studio                 455    109     $445     1 1BD/1BA                465    56    $470
                                   2 1BD/1BA                555     40     $495     2 1BD/1BA                555   112    $470
                                   3 1BD/1BA                579    188     $510     3 1BD/1BA                683   104    $535
                                   4 2 BD/1 BA              779     12     $645     4 2BD/1.3 BA             792    96    $585
                                   5 2 BD/2 BA              879     11     $670     6 2BD/2 BA               911    60    $687
  Average Unit Size (SF)                                                            677
  Unit Breakdown:                    Efficiency         0%  2-Bedroom       6%        Efficiency        0%    2-Bedroom   36%
                                     1-Bedroom         94%  3-Bedroom       0%        1-Bedroom        64%    3-Bedroom    0%
CONDITION:                         Good                                             Very Good
APPEAL:                            Good                                             Very Good
AMENITIES:
  Unit Amenities                          Attach. Garage           Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                                    X     Balcony                  W/D Connect.             Balcony           X    W/D Connect.
                                    X     Fireplace                                  X      Fireplace
                                    X     Cable TV Ready                             X      Cable TV Ready
  Project Amenities                 X     Swimming Pool                              X      Swimming Pool
                                    X     Spa/Jacuzzi              Car Wash          X      Spa/Jacuzzi            Car Wash
                                          Basketball Court         BBQ Equipment            Basketball Court  X    BBQ Equipment
                                          Volleyball Court         Theater Room      X      Volleyball Court       Theater Room
                                          Sand Volley Ball         Meeting Hall             Sand Volley Ball       Meeting Hall
                                          Tennis Court             Secured Parking          Tennis Court           Secured Parking
                                          Racquet Ball             Laundry Room      X      Racquet Ball      X    Laundry Room
                                          Jogging Track            Business Office          Jogging Track          Business Office
                                    X     Gym Room                                   X      Gym Room

OCCUPANCY:                         87%                                              93%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months
  Concessions                      Reduced rental rates                             Reduced Rates
  Pet Deposit                      100-150
  Utilities Paid by Tenant:               Electric           X     Natural Gas              Electric               Natural Gas
                                          Water              X     Trash                    Water                  Trash
  Confirmation                     Property Manager
  Telephone Number                 602-995-3555
NOTES:                             None
  COMPARISON TO SUBJECT:           Superior                                         Similar


                                                     COMPARABLE                                     COMPARABLE
           DESCRIPTION                                 R - 4                                           R - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Rancho Viejo                                      The Links
  Management Company
LOCATION:
  Address                          8530 N. 22nd Ave                                  2121 W. Royal Palm Road
  City, State                      Phoenix, AZ                                       Phoenix, AZ
  County                           Maricopa                                          Maricopa
  Proximity to Subject             Within 1 mile away                                Within 1 mile away
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           294,683                                           181,150
  Year Built                       1985                                              1980
  Effective Age                    15                                                20
  Building Structure Type          Brick & wood siding walls; tile roof              Brick & wood siding walls; tile roof
  Parking Type (Gr., Cov., etc.)   Open, Covered                                     Open, Covered
  Number of Units                  266                                               207
  Unit Mix:                           Type                 Unit  Qty.       Mo.          Type                Unit   Qty.    Mo.
                                   1 1BD/1BA                602   78       $595      1 Studio                  550   13    $493
                                   2 1BD/1BA                707   74       $645      2 1BD/!BA                 750   56    $554
                                   3 2BD/2 BA               902   65       $729      3 1BD/1.5 BA              800   42    $579
                                   4 2BD/2BA                996   49       $799      4 2BD/1BA                 950   48    $636
                                                                                     5 2BD/2BA                1,100  48    $697
  Average Unit Size (SF)           777                                               875
  Unit Breakdown:                    Efficiency      0%    2-Bedroom        43%       Efficiency        0%    2-Bedroom       46%
                                     1-Bedroom      57%    3-Bedroom         0%       1-Bedroom        54%    3-Bedroom        0%
CONDITION:                         Excellent                                         Excellent
APPEAL:                            Excellent                                         Excellent
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling            Attach. Garage         Vaulted Ceiling
                                    X     Balcony                 W/D Connect.        X      Balcony           X    W/D Connect.
                                    X     Fireplace                                          Fireplace
                                    X     Cable TV Ready                                     Cable TV Ready
  Project Amenities                 X     Swimming Pool                               X      Swimming Pool
                                    X     Spa/Jacuzzi        X    Car Wash            X      Spa/Jacuzzi            Car Wash
                                          Basketball Court        BBQ Equipment              Basketball Court       BBQ Equipment
                                          Volleyball Court        Theater Room               Volleyball Court       Theater Room
                                          Sand Volley Ball        Meeting Hall               Sand Volley Ball  X    Meeting Hall
                                          Tennis Court            Secured Parking            Tennis Court           Secured Parking
                                          Racquet Ball            Laundry Room               Racquet Ball           Laundry Room
                                          Jogging Track           Business Office            Jogging Track          Business Office
                                    X     Gym Room                                    X      Gym Room
OCCUPANCY:                         83%                                               90%
LEASING DATA:
  Available Leasing Terms
  Concessions                                                                        50% move in special
  Pet Deposit
  Utilities Paid by Tenant:        X      Electric           X    Natural Gas                Electric               Natural Gas
                                   X      Water                   Trash                      Water                  Trash
  Confirmation                     Property Manager-Pat                              Property Manager
  Telephone Number                 602-787-4500                                      602-995-9313
NOTES:                             None
  COMPARISON TO SUBJECT:           Slightly Inferior                                 Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDS POINT, PHOENIX, ARIZONA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

 COMPARABLE R-1         COMPARABLE R-2           COMPARABLE R-3
   THE GREENS            MAYA LINDA              HUNTER'S RIDGE
8445 N. 23rd Ave      8222 N. 19th Ave          8902 N. 19th Ave
  Phoenix, AZ            Phoenix, AZ              Phoenix, AZ

   [PICTURE]             [PICTURE]                 [PICTURE]

 COMPARABLE R-4        COMPARABLE R-5
  RANCHO VIEJO           THE LINKS
8530 N. 22nd Ave   2121 W. Royal Palm Road
  Phoenix, AZ           Phoenix, AZ

   [PICTURE]                N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDS POINT, PHOENIX, ARIZONA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDS POINT, PHOENIX, ARIZONA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDS POINT, PHOENIX, ARIZONA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDS POINT, PHOENIX, ARIZONA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SANDS POINT, PHOENIX, ARIZONA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Ryan M. Tanaka provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 /s/ Douglas Needham
                                                 --------------------
                                                 Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                     Arizona State Certified General Real Estate
                                                   Appraiser #30943

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDS POINT, PHOENIX, ARIZONA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDS POINT, PHOENIX, ARIZONA

                             DOUGLAS A. NEEDHAM, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation           Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

  Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University
                       Bachelor of Business Administration - Finance

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30943
                      State of California, Certified General Real Estate Appraiser, #AG025443
                      State of Colorado, Certified General Appraiser,
                      #CG40017035
                      State of Oregon, Certified General Appraiser, #C000686 State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDS POINT, PHOENIX, ARIZONA

VALUATION AND         Appraisal Institute
SPECIAL COURSES        Advanced Income Capitalization
                       Appraisal Principles
                       Appraisal Procedures
                       Basic Income Capitalization
                       Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
SANDS POINT, PHOENIX, ARIZONA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SANDS POINT, PHOENIX, ARIZONA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.